Exhibit 5.1

February 16, 2021

Gemini Therapeutics, Inc.

300 One Kendall Square, 3rd Floor

Cambridge, MA 02139

Re:       Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement“) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Gemini Therapeutics, Inc., a Delaware corporation (the “Company”) of up to 9,506,000 shares (the “Common Stock”) of the Company’s Common Stock, $0.0001 par value per share, which includes up to 9,506,000 shares of Common Stock (the "Selling Stockholder Shares") to be sold by the selling stockholders listed in the Registration Statement under "Principal and Selling Stockholders" (the "Selling Stockholders").

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Selling Security holder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP